Exhibit 10.1.6

AMENDMENT TO

THE CONSOLIDATED EDISON

THRIFT SAVINGS PLAN

Taking Into Account:

The Changes Resulting from the 2013 – 2017 Collective Bargaining Contract between the International Brotherhood of Electrical Workers, Local 3 and Consolidated Edison Company Of New York, Inc.

Amendment Number 1. The Introduction is amended to add at the end of the Section:

In accordance with the collective bargaining agreement between the International Brotherhood of Electrical Workers, AFL-CIO, and its Local 3 and Consolidated Edison Company of New York, Inc., dated June 30, 2013, through July 1, 2017, the Thrift Savings Plan is being amended to take into account: (i) a new Defined Contribution Pension Formula (“DCPF”); (ii) the entry of certain Local 3 Employees transferring from the Consolidated Edison Retirement Plan into the DCPF; (iii) the increase in the maximum Participating Contributions (contributions subject to an employer matching contribution); and (iv) the increase in the percentage — from 50% to either 75% or 100% — of the employer matching contributions for certain Local 3 Employees.

The newly adopted DCPF will be incorporated into the Thrift Savings Plan document. Many of the provisions, terms, and conditions of the 401(k) Formula and 401(m) Formula will apply to each Participant covered under the DCPF. If there is a difference between whether, or the manner in which, a provision, term, or condition will apply under the DCPF, the difference will be indicated.

The Thrift Savings Plan document serves as a single tax-qualified defined contribution plan under Internal Code Section 401(a), incorporating several formulas.

Amendment Number 2. Article I, Definitions, is amended by adding the following new definitions in their correct alphabetical order:

Compensation Credit Contributions means the contributions made on behalf of a Participant by the Employer under the Defined Contribution Pension Formula.

DCPF Account means the account into which is credited a Participant’s Compensation Credit Contributions and the earnings and losses associated with the DCPF Account.

Amendment Number 3. Article I, Definitions, is amended by amending the following definitions to read as follows:

Account Balance is amended by adding at the end of the paragraph the following:

Effective on and after July 2013, Account Balance includes a Participant’s DCPF Account; provided, however, that Account Balance does not include a Participant’s DCPF Account if such DCPF Account is specifically excluded or is otherwise excluded on account of the application of the federal tax law. For example, Account Balance does not include a Participant’s DCPF Account for purposes of nondiscrimination testing under the ADP – 401(k) testing or the ACP – 401(m) testing. Account Balance does include a Participant’s DCPF Account for purposes of the investment management of a Participant’s Account Balance.

Employer Matching Contribution is amended by adding at the end of the paragraph the following:

Effective on and after July 2013, Employer Matching Contribution does not include an Employer Compensation Credit Contribution.

Amendment Number 4. Article II, Eligibility and Participation, Section 2.01, Eligibility, is amended by adding a Subsection (d), to read as follows:

(d) Only certain Employees, as more fully described in Article XV, are eligible to participate in the Defined Contribution Pension Formula. Article II does not apply or govern the terms or conditions for eligibility under or participation in the Defined Contribution Pension Formula.

Amendment Number 5. A new Article XV, Defined Contribution Pension Formula, is added after Article XIV, to read as follows:

Article XV

Defined Contribution Pension Formula

15.01 Defined Contribution Pension Formula – Establishment

a. Effective as of July 1, 2013, the Company has established the Defined Contribution Pension Formula (“DCPF”) which is a separate defined contribution pension formula negotiated and agreed upon by Local 3 and CECONY.

b. Except as otherwise provided in this Article XV, the provisions in the Thrift Savings Plan that would apply to a defined contribution pension formula, such as the sections setting forth Plan Administration apply to the DCPF and are not repeated in this Article XV.

15.02 Participation in the DCPF for a Local 3 Employee – Pension Choice

a. Each Local 3 Employee who is hired on or after June 30, 2013, will have a period of time to make a Pension Choice election to be covered under the cash balance pension formula in the Retirement Plan or to be covered under this DCPF. He or she will receive information regarding the Pension Choice as soon as practicable following his or her date of hire.

b. If he or she makes no election by the end of the 60-day period, he or she will become a Participant in the DCPF. He or she will begin participation after completing three months of service in the first month of the immediately following calendar quarter, or if not administratively practicable, in the first month of the next following calendar quarter.

c. Entry dates are the first day of each calendar quarter.

d. Whether such Local 3 Employee elects to participate or is deemed to have elected to participate, his or her Pension Choice is irrevocable.

15.03 Participation Rules for a Local 3 Employee Transferring From the Retirement Plan

a. An individual who: (i) is a Local 3 Employee; (ii) covered under the cash balance pension formula in the Retirement Plan; and (iii) has elected to transfer out of the cash balance pension formula in the Retirement Plan and into the DCPF, will become covered under the DCPF as soon as practicable following the date that his or her Pension Choice election form has been properly submitted.

b. If such Local 3 Employee makes and properly submits his or her Pension Choice election in the first or second month of a calendar quarter, he or she will begin participation on the first day of the next calendar quarter. If he or she submits his or her Pension Choice election in the third month of a calendar quarter, he or she will begin participation in the first month of the immediately following second calendar quarter.

c. Entry dates are the first day of a calendar quarter.

d. Each Participant who has transferred from the cash balance formula will be credited with his or her Years of Service since his or her date of hire with the Employer for the purpose of determining his or her vested status.

e. Each Participant who has transferred from the cash balance formula will be credited with his or her Years of Service since his or her date of hire with the Employer for the purpose of determining his or her points for Compensation Credits.

15.04 Defined Contribution Pension Formula

a. The Company will contribute at the end of each calendar quarter (end of March, June, September, and December), or as soon as administratively practicable, a Compensation Credit on behalf of each Participant covered under the DCPF in accordance with the following formula:

Points (Age Plus Service)*as of the Allocation Date	Percentage of Compensation** Earned in the quarter	Plus	Percentage of year-to-date Compensation** that exceeds the Social Security Wage Base
Under 35	4.00%		4.00%
35 – 49	5.00%		4.00%
50 – 64	6.00%		4.00%
Over 64	7.00%		4.00%

*	Points are based on age and service at the end of each calendar quarter.
**	Compensation means basic straight-time compensation plus Sunday premium pay, night shift, and midnight shift differential premium pay, calculated to the nearest whole dollar.

a. Basic straight-time compensation is determined based on the Participant’s rate of pay in the last pay period in the Calendar quarter. Sunday premium pay, night shift, and midnight shift differential premium pay are based on amounts actually earned during the preceding calendar quarter.

b. A Participant whose termination of employment occurs in the first or second month of a calendar quarter shall receive an allocation for such calendar quarter. He or she will receive an allocation equal to a pro rata quarterly allocation based on age, years of Accredited Service, and the Compensation he or she received in such calendar quarter at his or her termination of employment. The Participant will receive his or her applicable percentage times her or his Compensation as of the date of termination of employment. Additionally, if the Participant has exceeded the Social Security Taxable Wage Base, he or she will receive an additional 4% allocation on the Compensation in the calendar quarter that has exceeded the Social Security Taxable Wage Base.

c. For any period of an authorized, unpaid leave of absence for which the Participant receives Accredited Service (up to but not to exceed six months), the Participant shall receive Compensation Credits to his or her DCPF Account. The Compensation Credits shall be determined on the assumption that the Participant continued to receive during the leave period his or her Compensation (excluding any Sunday premium pay and night shift and midnight shift differential premium pay during the calendar quarter ) based on the rate of pay in effect for such Participant immediately prior to such leave of absence.

15.05 Participant Investment Directions and Choices for the DCPF Account

a. The first Employer’s Compensation Credit Contributions to a Participant’s DCPF Account will be invested in the default investment option under the Thrift Savings Plan (“Qualified Default Investment Alternative”). Until the Participant directs otherwise, all future compensation credit contributions will continue to be invested in the Qualified Default Investment alternative. A Participant’s entire DCPF Account, whether or not vested, is available for Participant investment direction.

b. Each Participant is entitled to direct the investment of his or her Defined Contribution Pension Formula Account, in any or all of the investment funds available under, and in such manner and on such terms and conditions as set forth under the 401 (k) Formula.

c. The DCPF Account cannot be invested in the Company Stock Fund.

d. Each Participant is fully responsible for the investment directions and asset allocations of his or her DCPF Account. The Company is not responsible for how the DCPF Account is invested or for any or all losses resulting from the investment decisions made by the Participant.

e. While many of the other provisions, terms and conditions included in the Thrift Savings Plan apply to this Article XV, and acknowledging redundancy, the following Sections of Article IV and Article V apply to the DCPF Account: Sections 4.01, 4.03, 4.04, 4.06, 5.01, 5.02, 5.05, 5.06, 5.07 and 5.08.

15.06 Vesting in Compensation Credit Contributions

a. Each Participant will be 100% vested in his or her DCPF Account upon completion of three years of vesting service.

b. If his or her DCPF Account is not yet 100% vested, he or she will become 100% vested upon attainment of normal retirement age (age 65).

c. A Participant who terminates employment before becoming 100% vested will forfeit his or her DCPF Account.

15.07 Form and Timing of Distributions

a. Timing of Distributions Upon termination from employment with the Company and any Affiliate, distributions will be made as follows:

I. if the vested portion of the Participant’s Account Balance equals or is less than $1,000, his or her DCPF Account will be distributed in a single lump sum as soon as practicable ; or

II. unless and until the Participant requests an earlier distribution, if distribution will be deferred until April 1 of the calendar year following the calendar year in which the Participant attains age 65.

III. Termination of employment entitling a Participant to a distribution does not occur in the event of a corporate transaction in which there is a transfer of the Account Balances of Participants affected by the corporate transaction to a plan maintained or created by the affected Participant’s new employer.

b. The Participant may elect an immediate or deferred distribution, subject to Code Section 401 (a)(9), Article XIV, if applicable, and, in such manner and on such conditions as may be prescribed by the Plan Administrator, any of the following:

I. a distribution of the Participant’s Vested Account Balance in a single lump sum;

II. monthly, quarterly or annual periodic installment payments in a fixed dollar amount or fixed percentage amount; or

III. a distribution of all or part.

c. If a Participant’s distribution is deferred until April 1 of the calendar year following the calendar year in which the Participant attains again 70 1⁄2, the Participant may elect, in such manner and on such condition as may be presented by the Plan administrator;

I. a distribution in a single lump sum, or

II. a distribution in the required minimum amounts and over the applicable distribution period prescribed under the Code’s minimum distribution rules. If the Participant fails to make an election, the distribution shall be made in quarterly installments.

d. Any distribution of less than all of a Participant’s Vested Account Balance shall be made pro-rata from the Investment Funds in which the Account Balance in invested.

15.08 Death Benefits

a. If a Participant dies before his or her distribution has begun, a death benefit equal to the vested DCPF Account will be payable to the Participant’s Beneficiary.

b. If the Participant is married on his or her date of death, his or her Beneficiary is his or her Surviving Spouse.

c. If the Participant is not married on his or her date of death, his or her Beneficiary will be the person he or she has designated.

d. His or her Beneficiary may elect a form and timing of payment so long as his or her election complies with the distribution rules codified in Code Section 401(a)(9) and the final regulations set forth in Treasury Regulations 1.401(a)(9) as in effect at the time of the distribution. The Beneficiary’s benefit will be paid as soon as practicable following the Participant’s date of death. If the Surviving Spouse is the Beneficiary he or she may defer a distribution up to the date the Participant would have attained age 65, in accordance with Code Section 401(a)(9).

e. If the vested Participant is not married at his or her death and there is no surviving Beneficiary or a Beneficiary has not been designated, the death benefit shall be payable to the Participant’s estate or legal representative.

15.09 Proof of Death and Right of Beneficiary or Other Person

The Plan Administrator and/or the recordkeeper may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the vested DCPF Account as the Plan Administrator or recordkeeper may deem proper. His or her determination of the right of that Beneficiary or other person to receive payment will be conclusive.

15.10 Distribution Limitation

All distributions shall conform to the regulations issued under Code Section 401(a)(9), including the incidental death benefit provisions of Code Section 401(a)(9)(G). Such regulations override any Plan provision that is inconsistent with Code Section 401(a)(9).

Amendment Number 6. Article III, Section 3.05, Participating Contributions Eligible for Employer Matching Contributions, subsection (a) Employer Matching Contributions for a CECONY Weekly Participant, is amended, effective January 1, 2014, by adding after the last sentence in subsection (a) the following new subsections:

i. The contribution that a CECONY Weekly Participant who is a Local 3 Employee may make may not exceed: (1) $1.33 per hour for any payroll period beginning on or after January 1, 2014; (2) $1.37 per hour for any payroll period beginning on or after January 1, 2015; (3) $1.41 per hour for any payroll period beginning on or after January 1, 2016; and (4) $1.45 per hour for any payroll period beginning on or after January 1, 2017.

ii. Beginning with the first payroll period on or after January 1, 2014, or as soon as administratively practicable thereafter, the Employer will contribute, on behalf of each CECONY Weekly Participant who (i) is a Local 3 Employee, (ii) covered under the cash balance formula of the Retirement Plan, and (iii) elects to make Contributions for a payroll period, an Employer Matching Contribution equal to 75% of his or her Participating Contributions for each payroll period.

iii. Beginning with the first payroll period on or after January 1, 2014, or as soon as administratively practicable thereafter, the Employer will contribute, on behalf of each CECONY Weekly Participant who is a Local 3 Employee, covered under the DCPF, and elects to make contributions for a payroll period, Employer Matching Contribution equal to 100% of his or her Participating Contributions for each payroll period.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed effective as of October 23, 2013

/s/ Mary Adamo
Mary Adamo
Vice President of Human Resources
Consolidated Edison Company of New York, Inc.
And the Plan Administrator of the Thrift Savings Plan